Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

THE PROGRESSIVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $1.00 per share	Other(2)	6,000,000	$212.95	$1,277,700,000.00	0.00014760	$188,588.52

Total Offering Amounts					$1,277,700,000.00		$188,588.52

Total Fee Offsets							—

Net Fee Due							$188,588.52
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers such additional common shares, par value $1.00 per share (“Common Shares”), of The Progressive Corporation (“Registrant”) as may become deliverable pursuant to any anti-dilution provisions of The Progressive Corporation 2024 Equity Incentive Plan (“2024 Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sales prices of the Common Shares, as quoted on the New York Stock Exchange, on May 14, 2024.